SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549
                                ----------------

                                  SCHEDULE 13G
                                 (Rule 13d-102)
                                ----------------

    INFORMATION TO BE INCLUDED IN STATEMENTS PURSUANT TO RULES 13d-1(b), (c)
             AND (d) AND AMENDMENTS THERETO FILED PURSUANT TO 13d-2
                    UNDER THE SECURITIES EXCHANGE ACT OF 1934
                         (Amendment No. _____________)*


                              Center Bancorp, Inc.
                                (Name of Issuer)

                           Common Stock, no par value
                         (Title of Class of Securities)

                                    151408101
                                 (CUSIP Number)

                                  June 30, 2005
             (Date of Event Which Requires Filing of this Statement)


     Check the appropriate box to designate the rule pursuant to which this
Schedule is filed:
     [ ]  Rule 13d-1(b)
     [X]  Rule 13d-1(c)
     [ ]  Rule 13d-1(d)

-----------
     * The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

     The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).


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Schedule 13G                                                        PAGE 2 of 11

CUSIP No. 151408101
-----------------------------------------------------------------------------
     (1)   NAME OF REPORTING PERSON
           S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
           OZ Management, L.L.C.
-----------------------------------------------------------------------------
     (2)   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
                                                                    (a) [x]
                                                                    (b) [ ]
-----------------------------------------------------------------------------
     (3)   SEC USE ONLY

-----------------------------------------------------------------------------
     (4)   CITIZENSHIP OR PLACE OF ORGANIZATION
           Delaware
-----------------------------------------------------------------------------

NUMBER OF      (5)  SOLE VOTING POWER
                    1,000,000
SHARES
               -------------------------------------------------------------

BENEFICIALLY   (6)  SHARED VOTING POWER
                    0
OWNED BY       -------------------------------------------------------------

EACH           (7)  SOLE DISPOSITIVE POWER
                    1,000,000
REPORTING      -------------------------------------------------------------

PERSON WITH    (8)  SHARED DISPOSITIVE POWER
                    0
-----------------------------------------------------------------------------
     (9)   AGGREGATE AMOUNT BENEFICIALLY OWNED
           BY EACH REPORTING PERSON
           1,000,000
-----------------------------------------------------------------------------
    (10)   CHECK BOX IF THE AGGREGATE AMOUNT
           IN ROW (9) EXCLUDES CERTAIN SHARES                             [ ]
-----------------------------------------------------------------------------
    (11)   PERCENT OF CLASS REPRESENTED
           BY AMOUNT IN ROW (9)
           8.1%
-----------------------------------------------------------------------------
    (12)   TYPE OF REPORTING PERSON
           IA
-----------------------------------------------------------------------------


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Schedule 13G                                                        PAGE 3 of 11

CUSIP No. 151408101

-----------------------------------------------------------------------------
     (1)   NAME OF REPORTING PERSON
           S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
           Daniel S. Och
-----------------------------------------------------------------------------
     (2)   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
                                                                    (a) [x]
                                                                    (b) [ ]
-----------------------------------------------------------------------------
     (3)   SEC USE ONLY

-----------------------------------------------------------------------------
     (4)   CITIZENSHIP OR PLACE OF ORGANIZATION
           United States
-----------------------------------------------------------------------------

NUMBER OF      (5)  SOLE VOTING POWER
                    1,000,000
SHARES
               -------------------------------------------------------------

BENEFICIALLY   (6)  SHARED VOTING POWER
                    0
OWNED BY       -------------------------------------------------------------

EACH           (7)  SOLE DISPOSITIVE POWER
                    1,000,000
REPORTING      -------------------------------------------------------------

PERSON WITH    (8)  SHARED DISPOSITIVE POWER
                    0
-----------------------------------------------------------------------------
     (9)   AGGREGATE AMOUNT BENEFICIALLY OWNED
           BY EACH REPORTING PERSON
           1,000,000
-----------------------------------------------------------------------------
    (10)   CHECK BOX IF THE AGGREGATE AMOUNT
           IN ROW (9) EXCLUDES CERTAIN SHARES                             [ ]
-----------------------------------------------------------------------------
    (11)   PERCENT OF CLASS REPRESENTED
           BY AMOUNT IN ROW (9)
           8.1%
-----------------------------------------------------------------------------
    (12)   TYPE OF REPORTING PERSON
           IN
-----------------------------------------------------------------------------


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Schedule 13G                                                        PAGE 4 of 11

CUSIP No. 151408101

-----------------------------------------------------------------------------
     (1)   NAME OF REPORTING PERSON
           S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
           OZ Master Fund, Ltd.
-----------------------------------------------------------------------------
     (2)   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
                                                                    (a) [x]
                                                                    (b) [ ]
-----------------------------------------------------------------------------
     (3)   SEC USE ONLY

-----------------------------------------------------------------------------
     (4)   CITIZENSHIP OR PLACE OF ORGANIZATION
           Cayman Islands
-----------------------------------------------------------------------------

NUMBER OF      (5)  SOLE VOTING POWER
                    1,000,000
SHARES
                -------------------------------------------------------------

BENEFICIALLY   (6)  SHARED VOTING POWER
                    0
OWNED BY
                -------------------------------------------------------------

EACH           (7)  SOLE DISPOSITIVE POWER
                    1,000,000
REPORTING
                -------------------------------------------------------------

PERSON WITH    (8)  SHARED DISPOSITIVE POWER
                    0

-----------------------------------------------------------------------------
     (9)   AGGREGATE AMOUNT BENEFICIALLY OWNED
           BY EACH REPORTING PERSON
           1,000,000
-----------------------------------------------------------------------------
    (10)   CHECK BOX IF THE AGGREGATE AMOUNT
           IN ROW (9) EXCLUDES CERTAIN SHARES                             [ ]
-----------------------------------------------------------------------------
    (11)   PERCENT OF CLASS REPRESENTED
           BY AMOUNT IN ROW (9)
           8.1%
-----------------------------------------------------------------------------
    (12)   TYPE OF REPORTING PERSON
           CO
-----------------------------------------------------------------------------


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Schedule 13G                                                        PAGE 5 of 11


ITEM 1(a).  NAME OF ISSUER:
            Center Bancorp, Inc.

ITEM 1(b).  ADDRESS OF ISSUER'S PRINCIPAL EXECUTIVE OFFICES:
            2455 Morris Avenue, Union, NJ 07083-0007

ITEMS 2(a), 2(b) and 2(c).   NAME OF PERSON FILING, ADDRESS OF PRINCIPAL
BUSINESS OFFICE AND CITIZENSHIP:

     This statement is filed by the entities and persons listed below, all of whom together are referred to herein as the "Reporting Persons":

          (i) OZ Management, L.L.C. ("OZ"), a Delaware limited liability company, with respect to the Shares reported in this Schedule 13G held by certain investment funds and discretionary accounts managed by OZ (the "Accounts").

         (ii) Daniel S. Och, who is the Senior Managing Member of OZ, with respect to the Shares reported in this Schedule 13G held by the Accounts.

        (iii) OZ Master Fund, Ltd. ("OZMD"), a Cayman Islands exempted company, with respect to shares owned by it.

         The citizenship of each of OZ and OZMD is set forth above. Daniel S. Och is a United States citizen.

         The address of the principal business office of each of the Reporting Persons except OZMD is 9 West 57th Street, 39th Floor, New York, NY 10019. The address of the principal business office of OZMD is c/o Goldman Sachs (Cayman) Trust, Limited, P.O. Box 896, G.T. Harbour Centre, Second Floor, North Church Street, George Town, Grand Cayman, Cayman Islands.


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Schedule 13G                                                        PAGE 6 of 11


ITEM 2(d).  TITLE OF CLASS OF SECURITIES: Common Stock, no par value

ITEM 2(e).  CUSIP NUMBER:      151408101

ITEM 3. IF THIS STATEMENT IS FILED PURSUANT TO 13d-1(b) OR 13d-2(b) OR (c), CHECK WHETHER THE PERSON FILING IS A:

          (a) [ ]   Broker or dealer registered under Section 15 of the Act

          (b) [ ]   Bank as defined in Section 3(a)(6) of the Act

          (c) [ ]   Insurance Company as defined in Section 3(a)(19) of the
                    Act

          (d) [ ] Investment Company registered under Section 8 of the Investment Company Act of 1940

          (e) [ ] Investment Adviser registered under Section 203 of the Investment Advisers Act of 1940: see Rule 13d-1(b)(1)(ii)(E)

          (f) [ ] Employee Benefit Plan, Pension Fund which is subject to the provisions of the Employee Retirement Income Security Act of 1974 or Endowment Fund; see Rule 13d-1(b)(1)(ii)(F)

          (g) [ ]   Parent Holding Company, in accordance with
                    Rule 13d-1(b)(ii)(G);

          (h) [ ] Savings Associations as defined in Section 3(b) of the Federal Deposit Insurance Act;

          (i) [ ] Church Plan that is excluded from the definition of an investment company under Section 3(c)(14) of the Investment Company Act of 1940;

          (j) [ ]   Group, in accordance with Rule 13d-1(b)(1)(ii)(J).

         IF THIS STATEMENT IS FILED PURSUANT TO Rule 13d-1(c), CHECK THIS
BOX.  [x]


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Schedule 13G                                                        PAGE 7 of 11


ITEM 4.   OWNERSHIP.

         OZ serves as principal investment manager to a number of investment funds and discretionary accounts with respect to which it has voting and dispositive authority over the Shares reported in this Schedule 13G, including such an account for OZMD. Mr. Daniel S. Och is the Senior Managing Member of OZ. As such, he may be deemed to control such entity and therefore may be deemed to be the beneficial owner of the Shares reported in this Schedule 13G.

         Each of the Reporting Persons hereby disclaims any beneficial ownership of any such Shares.

          A.   OZ

               (a)  Amount beneficially owned: 1,000,000
               (b) Percent of class: 8.1% (All percentages herein are based on 12,344,841 shares of Common Stock outstanding, including 10,440,080 shares reported to be outstanding as of April 30, 2005, as reflected in the Form 10-Q filed by the Company for the quarter ended March 31, 2005 combined with the 1,904,761 shares sold pursuant to a stock purchase agreement as reflected in the Form 8-K dated June 30, 2005.)
               (c)  Number of shares as to which such person has:
                    (i)  sole power to vote or to direct the vote 1,000,000
                   (ii)  shared power to vote or to direct the vote 0
                  (iii) sole power to dispose or to direct the disposition of 1,000,000
                   (iv)  shared power to dispose or to direct the disposition of
                         0

          B.   Daniel S. Och
               (a)  Amount beneficially owned: 1,000,000
               (b)  Percent of class: 8.1%
               (c)  Number of shares as to which such person has:
                    (i)  sole power to vote or to direct the vote 1,000,000
                   (ii)  shared power to vote or to direct the vote 0
                  (iii) sole power to dispose or to direct the disposition 1,000,000
                   (iv)  shared power to dispose or to direct the disposition of
                         0

          C.   OZMD
               (a)  Amount beneficially owned: 1,000,000
               (b)  Percent of class: 8.1%
               (c)  Number of shares as to which such person has:
                    (i)  sole power to vote or to direct the vote 1,000,000
                   (ii)  shared power to vote or to direct the vote 0
                  (iii)  sole power to dispose or to direct the disposition


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Schedule 13G                                                        PAGE 8 of 11

                         of 1,000,000
                   (iv)  shared power to dispose or to direct the disposition of
                         0

Schedule 13G                                                        PAGE 9 of 11


ITEM 5.   OWNERSHIP OF FIVE PERCENT OR LESS OF A CLASS.
          Not applicable.

ITEM 6. OWNERSHIP OF MORE THAN FIVE PERCENT ON BEHALF OF ANOTHER PERSON. See Item 4.

ITEM 7. IDENTIFICATION AND CLASSIFICATION OF THE SUBSIDIARY WHICH ACQUIRED THE SECURITY BEING REPORTED ON BY THE PARENT HOLDING COMPANY. Not applicable.

ITEM 8.   IDENTIFICATION AND CLASSIFICATION OF MEMBERS OF THE GROUP.
          See Item 4.

ITEM 9.   NOTICE OF DISSOLUTION OF GROUP.
          Not applicable.

ITEM 10.  CERTIFICATION.  (if filing pursuant to Rule 13d-1(c))

          Each of the Reporting Persons hereby make the following certification:

          By signing below each Reporting Person certifies that, to the best of its knowledge and belief, the securities referred to above were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and not held in connection with or as a participant in any transaction having that purpose or effect.

Schedule 13G                                                      PAGE 10 of 11



                                   SIGNATURES

      After reasonable inquiry and to the best of our knowledge and belief, the undersigned certify that the information set forth in this statement is true, complete and correct.

DATED:  July 8, 2005              /s/ Daniel S. Och
                                  -----------------------------------
                                  OZ MANAGEMENT, L.L.C.
                                  By Daniel S. Och
                                  Senior Managing Member


                                  /s/ Daniel S. Och
                                  -----------------------------------
                                  Daniel S. Och


                                  /s/ Daniel S. Och
                                  -----------------------------------
                                  OZ MASTER FUND, LTD.
                                  By Daniel S. Och
                                  Director

CUSIP No. 151408101                   13G                    PAGE 11 of 11 Pages


                                    EXHIBIT 1

                           JOINT ACQUISITION STATEMENT
                            PURSUANT TO RULE 13d-1(k)


          The undersigned acknowledge and agree that the foregoing statement on
Schedule 13G, is filed on behalf of each of the undersigned and that all subsequent amendments to this statement on Schedule 13G, shall be filed on behalf of each of the undersigned without the necessity of filing additional joint acquisition statements. The undersigned acknowledge that each shall be responsible for the timely filing of such amendments, and for the completeness and accuracy of the information concerning him or it contained therein, but shall not be responsible for the completeness and accuracy of the information concerning the others, except to the extent that he or it knows or has reason to believe that such information is inaccurate.


DATED:  July 8, 2005              /s/ Daniel S. Och
                                  -----------------------------------
                                  OZ MANAGEMENT, L.L.C.
                                  By Daniel S. Och
                                  Senior Managing Member


                                  /s/ Daniel S. Och
                                  -----------------------------------
                                  Daniel S. Och


                                  /s/ Daniel S. Och
                                  -----------------------------------
                                  OZ MASTER FUND, LTD.
                                  By Daniel S. Och
                                  Director